Exhibit 10.1
EXECUTION COPY
SEPARATION AGREEMENT
     THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is voluntarily entered into on this 10th day of May, 2011 by and between Anthony W. Boor (“Boor”) and Brightpoint, Inc. (“Company”).
     WHEREAS, Boor is currently employed by the Company as its Executive Vice President, Chief Financial Officer and Treasurer pursuant to an Amended and Restated Employment Agreement entered into between the parties, dated as of May 6, 2009; and
     WHEREAS, the Company and Boor have agreed to conclude their employment relationship on an amicable basis; and
     WHEREAS, the Company and Boor have reached an amicable agreement regarding Boor’s separation from the Company’s employ, and the parties wish to enter into this Agreement in order to memorialize their agreement and to further define the obligations that the parties have to one another.
     NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the release contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby voluntarily agree as follows:
     1. Definitions. Specific terms used in this Agreement have the following meanings: (a) “Boor” includes the undersigned, Anthony W. Boor, and anyone who has or obtains any legal right or claims through him; (b) “Company” means Brightpoint, Inc., an Indiana corporation, its subsidiaries, affiliates, successors and assigns; (c) “Company Released Parties” means the Company, and, other than Boor, all of its past and present officers, directors, employees, trustees, agents, shareholders, related corporations and entities, affiliates, principals, insurers, any and all employee benefit plans (and any fiduciary of such plans) sponsored by the aforesaid entities, and each of them, and each entity’s subsidiaries, related entities, predecessors, successors, and assigns, and all other entities, persons, and firms; (d) “Employment Agreement” means the Amended and Restated Employment Agreement entered into between the Company and Boor, dated as of May 6, 2009; and (e) the “Effective Date” of this Agreement is the eighth (8th) calendar day after Boor signs it, on the condition that he does not revoke it as described below. Capitalized terms not ascribed definitions herein shall have the meanings as described and set forth in the Employment Agreement or the other agreements referred to herein.
     2. Conclusion of Employment. Regardless of whether Boor revokes this Agreement as provided for herein, the parties agree that Boor’s employment by the Company terminates on May 10, 2011 (“Separation Date”) and Boor’s employment as Executive Vice President, Chief Financial Officer and Treasurer (a reporting person and named executive officer with respect to the Company under the federal securities laws) and any other positions he holds with the Company are hereby terminated as of the Separation Date. Boor agrees to resign from all boards of directors and other offices of all subsidiaries and affiliates of the Company and shall sign all documents reasonably necessary to effect such resignations at such time(s) as the Company shall request, effective from and after the Separation Date. Boor hereby waives any and all rights to receive notice of termination of Boor’s employment under the Employment Agreement. The parties agree that the Employment Agreement shall be deemed to be terminated on the Separation Date, except to the extent specifically provided in this agreement.
     3. Release of Boor’s Claims. Boor, individually and on behalf of his estate, heirs, personal representatives, and assigns hereby releases the Company Released Parties from all rights, actions, claims, and any and all liability to Boor, except as specifically provided in Section 4. as Excluded Claims (as such term is hereinafter defined). The claims that Boor is releasing are referred to herein as “Boor’s Claims” and such claims include all of his rights to any relief of any kind from the Company Released Parties, including, without limitation, all claims Boor has now, whether or not Boor now knows about the claims, including, but not limited to, the following: (a) all claims relating to Boor’s employment with the Company, or the termination of that employment, including, but not limited to, any claims arising under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Age Discrimination in Employment Act (“ADEA”); the Older Worker Benefits Protection Act (“OWBPA”); the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Americans with Disabilities Act; and/or any other federal, state or local law, including, without limitation, the Indiana Civil Rights Law; (b) all claims under any principle of common law or equity, including but not limited to, claims for alleged unpaid compensation, bonuses, or other monies; commissions; any tort; breach of contract; and any other allegedly wrongful employment practices; (c) all rights and claims under any employment agreement between the Company and Boor, including, without limitation, the Employment Agreement; (d) for libel, slander, defamation, or tortious interference with actual or prospective business or contractual relations, which are based in whole or in part on any facts, circumstances or events which are now existing or which occurred on or prior to the date hereof; and (e) all claims for any type of relief from the Company. The parties agree that Boor’s Claims do not include any rights or claims that he may have under the ADEA which may arise after the Effective Date of this Agreement.
     4. Exclusions From Release. The parties agree that, in entering into this Agreement, Boor is not releasing or waiving any of the following:
a. Any right, benefit or claim that Boor may have to those certain Restricted Stock Awards and Restricted Stock Units that have been issued to him, and which have vested prior to the Separation Date (the “Vested Awards”). Other than the Vested Awards, Boor acknowledges and agrees that he has no right to receive any equity or equity based awards, including, without limitation, Options, Restricted Stock Awards or Restricted Stock Units, whether or not granted prior to the Separation Date that are either unearned or unvested (the “Unvested Awards”) as of the Separation Date. Boor agrees that the Unvested Awards are hereby forfeited and that he has no further rights with respect to the Unvested Awards. A schedule listing the Vested and Unvested Awards has been provided to Boor and he acknowledges the receipt and accuracy of that schedule; and
b. any right or claim under the Amended and Restated Supplemental Executive Retirement Plan (“SERP”) by and between Boor and the Company dated May 6, 2009, as it may have been amended as of the date hereof. The parties agree that the amount of the Supplemental Retirement Benefit will be $77,274 per year, and that the Supplemental Retirement Benefit will be paid, and will terminate, in accordance with the terms of the SERP, including with respect to any applicable Delay Period; and
c. any right, benefit or claim that Boor may have with respect to obligations of the Company contained in this Agreement to be performed after the date hereof.
(Sections 4.a., 4.b and 4.c. are referred to herein as the “Excluded Claims”).
In addition to the foregoing, Boor acknowledges that this Agreement is not intended to: (a) prevent him from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission; (b) prevent him from participating in any investigation or proceeding conducted by that agency; or (c) establish a condition precedent or other barrier to exercising these rights. While Boor has the right to participate in an investigation by such agency, he understands that he is waiving his right to any monetary recovery arising from any investigation or pursuit of claim on his behalf. Boor acknowledges that he has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that he may have under the ADEA without either: (a) paying any amount to the Company that was previously paid by it to him; or (b) paying to the Company any other monetary amounts (such as attorney’s fees and/or damages).
     5. Separation Pay. In consideration of Boor’s promises set forth in this Agreement, and assuming he does not revoke this Agreement prior to the Effective Date, the Company hereby agrees to pay to Boor cash payments totaling $2,750,000, to be paid as follows: (i) $490,000 to be paid on the Effective Date; and (ii) $2,260,000 to be paid six months and one day after the Effective Date (the “Separation Pay”).
     The Parties acknowledge the Company is providing the Separation Pay as consideration for Boor’s promises in this Agreement and in lieu of and in full satisfaction of all amounts which may otherwise be due and payable under the Employment Agreement.
     6. Additional Agreements.
(a)	Boor agrees to adhere to his continuing obligations to the Company pursuant to Section 10 (Confidentiality; Noncompetition) of the Employment Agreement, and the parties agree that all of the restrictions on Boor’s activities, as set forth therein, shall be applicable and remain in full force and effect; provided, however, that the Company acknowledges and agrees that Boor’s participating in, engaging in, or rendering services to, an entity engaged exclusively in the following types of businesses shall not be deemed to be competitive with the Company’s business and thus will not be subject to the Noncompetition provisions of Section 10 of the

Employment Agreement: mobile network operators; mobile virtual network operators; and mobile, wireless or computer original equipment manufacturers. In consideration of the Company’s promises, as set forth in this Agreement, Boor agrees to comply with his obligations as set forth in this Agreement, and gives up, releases, and waives all of Boor’s Claims against the Company Released Parties, and each of them, as well as all other actions, causes of action, claims or demands that he may have against the Company Released Parties, and any of them, except as specifically provided in Section 4 as Excluded Claims. Boor acknowledges and agrees that the consideration set forth above includes all amounts for damages or other amounts owed to him of any kind, costs, and attorneys’ fees and expenses. Boor also agrees that he shall not bring any lawsuits against the Company relating to the claims that he has given up, released, and waived, nor will he allow any suit to be brought on his behalf. The consideration described above constitutes full and fair consideration for the release of Boor’s Claims. Boor acknowledges that the Company is not otherwise obligated to provide the consideration set forth above to him. Boor also acknowledges that he has received all other forms of compensation and payments, of whatever kind, that may be due to him by the Company, other than as set forth in Section 4 as Excluded Claims. Boor hereby relinquishes any and all rights to employment with the Company after the Separation Date. Boor also agrees that he shall not, directly or indirectly, take any action which has the effect of harming the Released Parties or interfering with their relationships (contractual or otherwise) with any entity or person, including, but not limited to, any employee or customer of the Released Parties, or other entity with which the Company has a business relationship.
(b)	Boor will be entitled to continued medical benefits (in accordance with Boor’s current coverage) through the Separation Date. In addition, in consideration of Boor’s execution of this Agreement and compliance with Boor’s obligations hereunder and under the Employment Agreement, Boor and his eligible dependents will be entitled to continuation of coverage under the Company’s group health insurance (or substitute benefits), at Boor’s sole expense, for eighteen (18) months after the Separation Date; provided that Boor expressly acknowledges that it is Boor’s obligation to properly elect COBRA coverage by timely submitting appropriate documentation. In addition, upon Boor’s proper election, Boor shall be entitled to receive a distribution of his vested account balance under the Company’s 401(k) Plan in accordance with the terms thereof. On the Effective Date, assuming he does not revoke this Agreement prior to the Effective Date, the Company agrees to pay Boor (i) $42,300 in full satisfaction of any obligation of the Company to Boor arising out of or related to Boor’s unused vacation days, personal days, sick leave days and sabbatical (in accordance with his interim position of president of the Company’s European division) and (ii) $1,350 in full satisfaction of any and all unreimbursed business expenses incurred by Boor in connection with his employment by the Company, including, but not limited to, any such expenses that have previously been submitted to the Company but which have not been reimbursed as of the Separation Date. The Company acknowledges and agrees that after the date hereof, Boor will continue to be entitled to any rights to contribution, advancement of expenses, defense or indemnification he may have under the Company’s organizational documents, or applicable law. For a period of six (6) years following the Separation Date, Company agrees to continue to provide coverage to Boor, in his capacity as a former officer and director, under its Directors and Officers insurance to the same extent as coverage is provided to its then existing directors and officers. In addition, until August 31, 2011, the Company agrees to reimburse Boor for his documented actual expenses paid for executive outplacement services, subject to an aggregate cap of $15,000. Upon request of any employer or prospective employer of Boor, the Company shall provide a reference letter in the form agreed to by Boor and the Company, and the Company’s then Senior Vice President, Global Human Resources, shall be designated as the Company officer who may discuss Boor’s prior employment with the Company. For six months following the Separation Date, the Company, at its sole cost and expense, will use its commercially reasonable efforts to assist Boor in the preparation of any applicable Section 16(a) filings required to be filed by Boor under the Securities Exchange Act of 1934, as amended; provided, however, that Boor agrees he will provide the Company with timely notice of any transactions that may require a filing and will timely provide any information that the Company reasonably requests to enable it to assist in the preparation of any such filing. Boor acknowledges and agrees that, notwithstanding the Company’s agreement to assist him with the preparation of any applicable Section 16(a) filings as set forth above, the filings remain Boor’s responsibility and the Company does not assume any liability arising out of or related to any such filings, or the transactions requiring such filings. The Company will not issue a press release or file a Form 8-K with the Securities and Exchange Commission regarding the terms and conditions of this Agreement without first giving Boor an opportunity to review such press release or filing. Notwithstanding the foregoing, the Company shall not be required to obtain Boor’s consent, written or otherwise, before issuing a press release or filing a Form 8-K regarding the terms and conditions of this Agreement.
(c)	Each party agrees not to make any disparaging or negative statements about the other party.
     7. Return of Company Property. Boor agrees that he shall return to the Company all of its property that was in his possession or control prior to the Separation Date. This includes, but is not limited to, any and all legal and other records, strategic planning and all other documents, computer software and hardware, notes, memoranda, records, and all copies thereof. Notwithstanding the foregoing, the parties agree that it will give to Boor the Apple MacBook Pro laptop (the “Laptop”) that Boor used during his employment with the Company. Boor represents that he has not downloaded or copied, and will not download or copy any files, data or information on or retrievable from the Laptop, and that the Company’s IT Department will first have an opportunity to “scrub” the Laptop. In addition to, and not limitation of, his obligations under this Section 7, Boor represents and warrants that he will return any Company files, data or information in his possession, custody or control that he has previously obtained from the Laptop.
     8. Confidentiality. Boor understands that, as a material and essential condition of this Agreement, the fact of and terms and conditions of this Agreement are to remain strictly confidential, and shall not be disclosed by him to any person, other than to his spouse, his attorney, or as required by law or lawfully-issued subpoena. Furthermore, Boor also understands that in the course of his employment with the Company, Boor had access to confidential information and trade secrets of the Company. In addition, the parties acknowledge that certain confidential information to which Boor had access is protected by the attorney-client privilege and may not be disseminated unless authorized in writing by an authorized representative of the Company in writing. This Section in no way limits Boors obligations under Section 10 of the Employment Agreement.
     9. Violation of Agreement and Severability. Boor agrees that if he violates this Agreement by suing the Released Parties (or any of them) for any of Boor’s Claims (other than one under the ADEA or the OWBPA), or if he violates it in any other respect, he will pay all costs and expenses of defending the action or lawsuit incurred by the Released Parties, including but not limited to, reasonable attorneys’ fees and expenses, costs, disbursements, awards, and judgments. In addition, if Boor violates this Agreement by suing the Released Parties (or any of them) for any of Boor’s Claims (other than one under the ADEA or the OWBPA or Excluded Claims), Boor shall be in breach of this Agreement.
     10. Period to Consider Agreement and Period to Revoke. Boor understands that, as required by the ADEA and OWBPA, he has been given twenty one (21) calendar days from the day that he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement. If Boor signs this Agreement before the end of the twenty one (21) calendar day period, it will be his personal and voluntary decision to do so. Boor also understands that if he fails to deliver this Agreement to Robert J. Laikin at the Company within said period of time, it shall be deemed to be withdrawn by the Company. As stated above, the parties also acknowledge and agree that this Agreement shall not be effective or enforceable until the eighth calendar day after Boor signs this Agreement. As required by the ADEA and the OWBPA, Boor also understands that he may revoke this Agreement at any time within seven (7) calendar days after he signs it, not counting the day upon which he signs it. To accept the terms of this Agreement, Boor must deliver the Agreement, after it has been signed and dated by him, to Mr. Laikin, by hand or by mail, and it must be received by Mr. Laikin within the twenty one (21) calendar day period that Boor has to consider this Agreement. To revoke his acceptance, Boor must deliver a written, signed statement that he revokes his acceptance to Mr. Laikin by hand or by mail and any such notice of revocation must be received by Mr. Laikin within seven (7) calendar days after Boor signs the Agreement. If Boor chooses to deliver his acceptance or any revocation notice by mail, it must be: (a) postmarked and received by Mr. Laikin within the applicable period stated above; (b) properly addressed to Mr. Laikin; and (c) sent by certified mail, return receipt requested.
     11. Boor’s Representations. Boor has read this Agreement carefully and he understands all of its terms. Boor also understands that, in signing this Agreement, he may be giving up possible future administrative and/or legal claims. Boor’s decision to sign this Agreement was voluntary and in agreeing to sign this Agreement, he has not relied on any statements or explanations made by the Company, or anyone on behalf of the Company, except as specifically set forth in this Agreement. The release by Boor contained herein is made voluntarily.
     12. Additional Understandings. The parties understand and agree that this Agreement is entered into and executed solely for the purpose of terminating the parties’ employment relationship on an amicable and certain basis. Boor acknowledges and understands that by offering and/or executing this Agreement, the Company does not admit, and indeed expressly denies, that Company, its employees, managers, agents, directors and officers have done anything improper or violated any law. Boor further acknowledges that he is not aware of any violation of law or improper conduct by the Company, its subsidiaries, affiliates, employees, managers, agents, directors or officers. The signing of this Agreement is not an admission of liability or wrongdoing by Company, its subsidiaries, affiliates, employees, managers, agents, directors or officers. Additionally, Boor acknowledges that it is up to him whether he consults an attorney prior to signing this Agreement. As required by the ADEA and the OWBPA, the Company has advised Boor that he should consult with an attorney prior to signing this Agreement, and Boor has had an adequate opportunity to do so. Boor’s decision to sign this Agreement was voluntary and made after being given said opportunity.
     13. Parties’ Representations and Warranties. The Company represents and warrants that it is not aware of any basis for the Company to assert any claim against Boor under federal, state or local law, including any claims asserting a breach by Boor of any of his obligations under the Employment Agreement. Boor represents and warrants that he has not breached any of his obligations under the Employment Agreement.
     14. Cooperation. Boor agrees to cooperate with the Company and its attorneys in connection with any claim, investigation, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, involving the Company (including any of its subsidiaries and affiliates) before or involving a court, administrative agency, governmental organization, or other entity, including, but not limited to, by making himself available to testify on behalf of the Company in any such claim, investigation, action, suit or proceeding and to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. Boor agrees to enter into letter agreements with the Company regarding his cooperation in specific claims, investigations, actions, suits or proceedings at the Company’s request. Boor will make himself available for the foregoing at mutually convenient times during business hours from time to time as reasonably requested by the Company. Promptly upon the receipt of Boor’s written request, the Company agrees to reimburse Boor for his time calculated at his current per diem rate ( “Per Diem Reimbursement”), as well as for all reasonable documented out-of-pocket expenses actually incurred in connection with such cooperation, including, without limitation, meals, lodging, travel, and ground transportation expenses(“Expense Reimbursement”); provided, however, that (i) such reimbursement shall specifically exclude any fees for legal representation engaged by Boor that is not otherwise reimbursable pursuant to the Company’s policies in effect at such time or the Company’s By-Laws, and (ii) the Per Diem Reimbursement and Expense Reimbursement shall each be subject to a cap of $1,000 per day. Notwithstanding the foregoing, if Boor is required to travel internationally in connection with his obligations under this Section 14, then the Company agrees, subject to prior approval by the Company’s Chief Executive Officer, to also reimburse Boor for the cost of reasonable round-trip international airfare. This Section 14 shall not preclude Boor from responding to an inquiry in an honest manner.
     15. Complete Integration. The terms contained in this Agreement, the SERP and any letter agreements entered into pursuant to Section 14 of this Agreement are the only terms agreed upon by Boor and the Company. Notwithstanding any other statements, all benefits which Boor had as a result of his employment, and which are not expressly listed in this Agreement, terminate in accordance with the Company’s benefit contracts, but in no case later than the end of the revocation period referred to in Section 10 of this Agreement. It is the express intent of the parties that this Agreement fully integrates and expressly replaces any other terms (other than Section 10 of the Employment Agreement, which is incorporated herein and remains in full force and effect, except as modified herein, and any letter agreements entered into in connection with Section 14 of this Agreement), conditions, conversations, discussions, or any other issues which were discussed regarding Boor’s employment at the Company, or for any and all reasons based on conduct which has occurred through the date of executing this Agreement. With the exception of Section 10 of the Employment Agreement (which is incorporated herein and remains in full force and effect, except as modified herein), and any letter agreements entered into pursuant to Section 14 of this Agreement, any other conversations, promises or conditions which do not appear in this document are waived or rejected by agreement of Boor and the Company.
     16. Interpretation. This Agreement shall be deemed to have been drafted jointly by the parties and in the event of an ambiguity in this Agreement, the same shall not be construed against any party.
     17. Miscellaneous. This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on the parties and their heirs, executors, administrators, personal representatives, assigns and successors in interest. This Agreement may be assigned by the Company without notice to or the consent of Boor. However, this Agreement is personal to Boor and may not be assigned by him. In the event of any dispute about this Agreement, the laws of the

State of Indiana shall govern the validity, performance, enforcement, and all other aspects of this Agreement. This Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement. This Agreement may not be modified, altered, amended or waived in any manner except by written instrument duly executed by the Company’s Chief Executive Officer and by Boor.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date(s) set forth below.

/s/ Anthony W. Boor
Anthony W. Boor

Date: May 10, 2011

Brightpoint, Inc., on behalf of itself and the other persons and entities released herein:
By:	/s/ Robert J. Laikin
Robert J. Laikin
Chairman of the Board and Chief Executive Officer

Date: May 10, 2011